Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-1, File No. 333-264960) and related Prospectus of Agile Therapeutics, Inc. for the registration of $20,000,000 of its common stock, Series A-1 warrants, Series A-2 warrants and Series B pre-funded warrants and to the incorporation by reference therein of our report dated March 30, 2022, with respect to the financial statements of Agile Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

June 29, 2022